                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Under Rule 14a-12

                      Willamette Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

The following letters and articles have been posted on the intranet of Willamette Industries, Inc. accompanied by a legend which complies with Rule 14a-12(a)(ii) of the Securities Exchange Act of 1934, as amended:


                                                 [City of Albany, OR Letterhead]


Mr. Duane C McDougall, CEO
Williamette Industries, Inc.
1300 SW Fifth Avenue, Suite 3800
Portland, OR 97201

Dear Mr. McDougall:

As Mayor of the City of Albany, I am writing to inform you the Albany City Council has taken the position to oppose any takeover of Willamette Industries by Weyerhaeuser. At our Council meeting Monday, December 18, 2000, there was a unanimous vote by the Council members to have me write a letter stating our opposition to the takeover.

For the record, we want you to know that Albany has appreciated what your company has done for the city over the years of its operation in the area. Willamette Industries has been a very good neighbor and citizen of the area as their employees have always given support when called upon by the city, or the service agencies, in the area. The support of United Way by Williamette Industries, both by employee support, corporate gifts, and the company's Loaned Executive Program, is almost "legendary" in Linn County.

It is believed that support could not continue if Weyerhaeuser took over the operations of Willamette Industries, as it is feared part of the company situated in and around Albany would close. It is well-known, and has been shown in actuality, that once takeover in the corporate arena has occurred, the winning company often closes many of the sites it just acquired. If that closing were to take place in Linn County, the nearly 1,500 employees would be displaced, or put out of work, and the annual payroll which helps sustain our economy would be gone. The loss of that payroll would be devastating to the area. Also, Willamette Industries is an Oregon company, and is headquartered in Oregon, while Weyerhaeuser is from out of state.

We also ask that you notify your stockholders of the City of Albany's opposition to the takeover bid, and let them know we support them in their resistance to capitulating.

If I can be of any assistance in this matter, do not hesitate to call me.


Sincerely,

/s/ Chuck McLaran
---------------------------
Chuck McLaran
Mayor

CM:da

EDITORIAL
Polk County Itemizer Observer Dallas
1/3/01
Willamette's value can't be measured in money

By Tom Henderson
To the Weyerhaeuser Company, this business of taking over Willamette Industries is a game. Knight takes rook. Full house beats inside straight. Pay up when the game is over.

Big companies take over small companies, by means both friendly and hostile, all the time. It's just the way the game is played. Tyco International cordially bought Praegitzer Industries in Dallas.

Some signs changed along Monmouth Cutoff, but outside the walls of the company, the difference was undetectable to most people in the community.

That would not be the case if Weyerhaeuser gets its hands on Willamette Industries. Weyerhaeuser executives would no doubt insist this is just business and nothing personal.

However, Polk County and Willamette Industries have a very personal relationship.

It goes back 94 years to the founding of the company. Willamette has been more than generous during the past century.

Willamette helped Dallas High musicians go to Japan and to Europe. They just donated $10,000 to the Dallas Skatepark Project. Just last year, the company gave $300,000 toward a new hospital in Polk County. Not to prejudge Weyerhauser, but we doubt the monolithic timber company would be quite so beneficent.

Willamette Industries, despite business problems such as the shut down of its plywood plant last year, cares about Dallas. This is the company's hometown.

Even in the face of some 170 lay offs, Willamette execs stood by their workers. They provided a relocation program to help displaced workers get back on their feet. This was more than just a PR move.

Despite losing their jobs, few workers left Willamette with any harsh words about their former employer. Most just waxed nostalgic about the good times they had with the company.

This fight between Weyerhaeuser and Willamette is mostly a corporate struggle. There is nothing much county residents can do to turn the tide one way or the other.

Weyerhauser executives are trying to woo Willamette's major shareholders at $48 per share. At last reading, the stock market puts Willamette's value at about $46 per share. The situation is dicey.

Shareholders need to know this is about more than dollars and cents. It may not make a difference, but before they make a decision, they need to know what is at stake for Dallas.

Dallas would be devastated by a hostile takeover by Weyerhaeuser. It would be like death in the family. Strike that. It would be the death of a family, a family that has been in town for generations.

That cannot be measured in money.

Anyone who is interested in voicing their support for Willamette Industries can contact major shareholders:

Wells Fargo Bank
   (16.36 million shares)
Maurie D. Clark

   (8.12 million shares)
   5960 SW Riverpoint Lane
   Portland, OR 97201
Wellington Management Co.
   (6 million shares)
   75 State St.
   Boston, MA 02109
William Swindells
   (5.9 million shares)
   Lake Oswego, OR
   503-636-4832
Jennison Associates
   (4.66 million shares)
   751 Broad St.
   Newark, NJ 07102
   www.prudential.com
BZW Barclays Global Investors
   (3.35 million shares)
   www.barclaysglobal.com
Sanford C. Bernstein & Co.
   (3.2 million shares)
   www.seic.com
National Asset Management Corp.
   (2.9 million shares)
   101 S. Fifth St.
   Louisville, KY 40202

********************************************************************************

This article was written by Tom Henderson and published in the Polk County Itemizer Observer on January 3, 2001. The publisher has consented to the posting of this article on the Company's intranet.

If Willamette falls, impact will be more than economic

by Greg Hilburn, Monroe, La., News-Star
November 30, 2000

News of Weyerhaeuser Company's persistent efforts to take over Willamette Industries might seem insignificant to residents who aren't one of the 1,830 Willamette employees in northeastern Louisiana.

But the tremors felt by Willamette employees and astute community leaders Wednesday after Weyerhaeuser's latest proposal to take control of Willamette are likely to eventually shake all of northeastern Louisiana.

Today's corporate mergers mean consolidation, and the company being taken over won't have any say on how that consolidation plays out.

If Weyerhaeuser is successful, Willamette's southern regional corporate headquarters in Ruston will almost certainly be the first casualty.

Steven R. Rogel, chairman, president and chief executive of Weyerhaeuser, has promised to save $300 million if the merger is completed.

All duplication of operations would have to be eliminated for that kind of savings, and Weyerhaeuser already has its southern lumber and plywood headquarters located in Hot Springs, Ark.

The 136 jobs that would be lost at Willamette's regional corporate headquarters in Ruston may seem minor compared to the more than 1,700 others, but the lost leverage is priceless and could impact operations Weyerhaeuser chooses to keep.

Company decision-makers, or at least those who have influence with decision-makers, are as much economic assets to communities as infrastructure. They almost always have a bias toward their own region, and will fight to keep their territory intact or expand it.

Two examples in northeastern Louisiana are Monte Chapman at Chase Manhattan Mortgage and Gut Barr at State Farm Insurance. Chapman and Barr, as chiefs of regional operations based in Monroe, have been able to expand those operations, including the employment base.

By the time Chase completes its latest expansion in 2002 the company will have tripled its employee base from 450 to 1,500 in five years.

State Farm, which already employs more than 1,400, just completed a $10 million expansion in the Tower-Armand Economic Development District with tentative plans to eventually construct a twin building to take care of future growth.

Wayne Parker, vice president of Willamette's regional headquarters in Ruston, has the same impact in his position.

Companies with significant operations in communities also have other important, if less critical, roles to play, from sponsoring little league baseball teams to community service projects-all of the things that help mold a good corporate citizen league.

So the northeastern Louisiana community has a rooting interest in this battle between the two lumber industry giants. My advice: Root for the home team. In northeastern Louisiana, the home team is Willamette.

********************************************************************************

This article was written by Greg Hilburn and published in the News-Star on November 30, 2000. The author has consented to the posting of this article on the Company's intranet.

                            Proclamation 2000-675

                          of December 18, 2000 by the

                    Board of Commissioners for Linn County

Whereas, Willamette Industries, Inc. founded in 1906, is a diversified, vertically integrated forest products company with 107 manufacturing plants in 24 states, Mexico, Ireland, and France, and owns or controls more than 1.7 million acres of timberland nationwide (of which 84,982 acres are in Linn County) and is one of only two remaining Fortune 500 companies with its corporate headquarters based in Oregon; and

Whereas, Willamette Industries, Inc. has 9 manufacturing facilities in Millersburg, Lebanon, and Sweet Home (lumber, plywood, particle-board, laminated veneer lumber, custom products, and brown kraft paper) and maintains a Western Regional Office in Albany and Trucking Division and cogeneration plant in Millersburg; and

Whereas, Willamette Industries, Inc. is the largest employer in Linn County and has been for many years, employing 1,476 permanent full-time persons and thereby providing a major revenue base for the county from those wages and salaries (its annual payroll/benefit base is $88.6 million with an average exceeding $60,000 per full-time employee); and

Whereas, Willamette Industries, Inc. is the largest property taxpayer in Linn County with immense holdings and facilities (the company paid $3.34 million in FY 1998-99; the Albany Paper Mill paid $1.47 million of the total); those tax revenues are critically significant to Linn County's tax revenues; and

Whereas, Willamette Industries, Inc. has proven a leader in sustainable timber management and that management will have significant long-term economic and ecological value and consequences to Linn County; and

Whereas, Willamette Industries, Inc. maintains a national sales office and management staff in Albany; and

Whereas, Willamette Industries, Inc. has proven itself very responsive to local businesses requests and needs and has demonstrated that the company not only believes in the economic interests and growth of smaller local businesses, but acts according to that belief by remaining committed to associations with those smaller local businesses to whom those relationships are so economically vital; and

Whereas, Willamette Industries, Inc. has been a "good neighbor" and has been responsible to community concerns; the company has been a longstanding philanthropic community partner and citizen demonstrating a long tradition of investing in the community confirmed and exemplified by 26 contributions and/or pledges made in 1999 including $75,000 to the Albany Boys and Girls Club and $30,000 to the Albany General Hospital; and the employees of Willamette Industries, Inc. are continuously involved in numerous civic organizations and fund-raising activities on behalf of the community; and

Whereas, the continued market competition provided by Willamette Industries, Inc. is not only desirable but critical for the consumers; and

Whereas, the Weyerhaeuser Company has recently undertaken a "hostile takeover" of Willamette Industries, Inc.; and

Whereas, Willamette Industries, Inc. has been a very successful company with a strong, enviable business growth, and therefore there is absolutely no economic need or justification for such a buy-out by the Weyerhaeuser Company; and

Whereas, the citizens of Linn County need to be aware of the seriousness of the proposed action by the Weyerhaeuser Company and to act in response to that action; and

NOW, THEREFORE, the Linn County Board of Commissioners, joined by the incoming board of commissioners, hereby PROCLAIMS as follows:

1. That the Linn County Board of Commissioners opposes the hostile takeover buy-out action and any other action designed to harm and or otherwise adversely change or affect Willamette Industries, Inc.; and

2. That it hereby asks the stockholders of Willamette Industries, Inc. to not sell any of their stock to Weyerhaeuser or in any other way assist the adverse efforts of Weyerhaeuser; and

3. That it is also imperative that the citizens of Linn County become aware of this extremely critical matter and to encourage them to get involved in protesting the takeover.

Proclaimed in Linn County this 18th day of December 2000.

Members of current Board of Commissioners           New members of 2001 incoming board

/s/ David R. Schmidt
-------------------------------
David R. Schmidt, Chairman

/s/ John K. Lindsey                                 /s/ Roger Nyquist
-------------------------------                     ---------------------------------
John K. Lindsey, Commissioner                       Roger Nyquist, Commissioner-elect

/s/ Catherine Skiens                                /s/ Cliff Wooten
-------------------------------                     ---------------------------------
Catherine Skiens, Commissioner                      Cliff Wooten, Commissioner-elect

APPROVED AS TO FORM:

/s/ Thomas N. Corr
---------------------------
Thomas N. Corr                           [Board of Commissioners, Linn County, Oregon Seal]
Linn County Legal Counsel

      [CITY OF PORTLAND, OREGON, OFFICE OF PUBLIC UTILITIES LETTERHEAD]


December 8, 2000

Mr. William Swindells
Chair of the Board
Willamette Industries
1300 SW 5th Ave, Suite 3800
Portland, Oregon 97204


Dear Mr. Swindells:

It is very important to the City that Willamette Industries remain an Oregon Corporation, headquartered in Portland.

You provide high paying jobs to thousands of Oregonians, you contribute to the tax base of our state and of our city and as a community partner you have contributed to important city essentials such as education, youth issues and the arts.

If there is anything that we can do to assist you in your current efforts to remain an Oregon corporation headquartered in Portland, please don't hesitate to ask.

Very truly yours,

/s/ Jim Francesconi           /s/ Vera Katz             /s/ Erik Sten
----------------------        ----------------------    ----------------------
Jim Francesconi               Mayor Vera Katz           Erik Sten
Commissioner                  Mayor                     Commissioner



                /s/ Charlie Hales           /s/ Dan Saltzman
                ----------------------      ----------------------
                Charlie Hales               Dan Saltzman
                Commissioner                Commissioner

                     BEFORE THE BOARD OF COMMISSIONERS FOR

                              POLK COUNTY, OREGON

In the Matter of Expressing  )
Support and Appreciation     )
For Willamette Industries    )

                             RESOLUTION NO. 00-20

     WHEREAS, Willamette Industries, Inc., founded in 1906, is a diversified, vertically integrated forest products company which owns or controls more than
1.7 million acres of timberland nationwide (of which 47,095 acres are in Polk County) and is one of only two remaining Fortune 500 companies with its corporate headquarters based in Oregon; and

     WHEREAS, Willamette Industries, Inc., has a manufacturing facility in Polk County; and

     WHEREAS, Willamette Industries, Inc., is a large employer in Polk County and has been for many years; and

     WHEREAS, Willamette Industries, Inc., is a very large property taxpayer in Polk County, paying $257,803.65 in FY 1999-2000; and

     WHEREAS, Willamette Industries, Inc., is a proven leader in sustainable timber management which will have a significant long-term economic and ecological impact for Polk County; and

     WHEREAS, the continued market competition provided by Willamette Industries, Inc., is not only desirable but critical for the consumers; and

     WHEREAS, the Weyerhaeuser Company has recently undertaken a "hostile takeover" of Willamette Industries, Inc.; and

     WHEREAS, Willamette Industries, Inc., has been a very successful company with a strong, enviable business growth, and therefore there is no economic need or justification for such a "hostile takeover" by Weyerhaeuser Company; and

     WHEREAS, it is in the best interests of the citizens of Polk County to be made aware of the seriousness of the proposed action by Weyerhaeuser Company; and

     NOW, THEREFORE, IT IS HEREBY RESOLVED by the Polk County Board of
Commissioners:

     1. That the Polk County Board of COmmissioners opposes the pending "hostile takeover" of Willamette Industries, Inc.; and

     2. That it is important that citizens of Polk County become fully informed regarding this significant matter.

Dated: December 27, 2000, at Dallas, Oregon.

                              BOARD OF COMMISSIONERS

                              /s/ Tom Ritchey
                              ---------------------------------------
                              Tim Ritchey, Chair

                              /s/ Mike Propes
                              ---------------------------------------
                              Mike Propes, Commissioner

                              /s/ Ron Dodge
                              ---------------------------------------
                              Ron Dodge, Commissioner

Approved as to Form

/s/ David Doyle
---------------------
David Doyle
County Counsel

Eugene Register Guard, December 24, 2000

                           Hope Willamette survives

                     Weyerhaeuser takeover spells job cuts

  Weyerhaeuser Co. says there will be few job cuts in Oregon if its hostile takeover of Willamette Industries Inc. moves forward. But a fear of layoffs and plant closures is justified. Divisions that currently compete would be brought together under a single corporate umbrella, and some would be judged redundant. Oregonians have reason to hope that Willamette Industries succeeds in its fight to remain independent.

  Willamette Industries is Oregon's largest private landowner, and has about three dozen plants, administrative offices and other operations in the state. A quarter of those facilities are in Lane County, employing about 500 people. Willamette is one of only two Fortune 500 companies still headquartered in the state. There's value in having such a company call Oregon home - the executives who decide the fate of Willamette's workers and lands are themselves Oregonians.

  Weyerhaeuser has made a tender offer of $48 per share of Willamette Industries, valuing the company at $7.1 billion. Willamette's board has rejected the offer, saying that the price is too low and that the company isn't for sale in any event. The board has taken steps to protect the company against a takeover. But the financial markets have responded positively to Weyerhaeuser's offer, reflecting a belief that consolidation would make the paper and wood products industry more profitable. If Willamette's shareholders accept that view, Weyerhaeuser will prevail.

  Weyerhaeuser claims that it could cut joint operating expenses by $300 million a year within three years after absorbing Willamette. It's not clear how those savings could be achieved without layoffs.

  Weyerhaeuser certainly wouldn't need to maintain Willamette's corporate headquarters in Portland. A combined company also might see wasteful duplication in having linerboard plants in both Springfield and Albany, and laminated beam plants in both Junction City and Vaughn. Trucking and forestry operations might be candidates for consolidation, and Weyerhaeuser's interest in Willamette's plywood and particleboard manufacturing may be weak, given the larger company's recent exit from these businesses.

  A hundred jobs here and a few dozen there may not seem important to the increasingly diversified economy of the upper Willamette Valley. But manufacturing jobs continue to form the base of the local economic pyramid. Each of these jobs supports several others in the service and retail sectors, and the taxes they generate help sustain the public sector as well. If the wood products industry is no longer the heart of the economy, it remains one of the aortas. Job losses through consolidations or closures would be widely felt.

  The past decade has been a rough one for companies such as Weyerhaeuser and Willamette. Wood products and paper are global commodities, and a strong dollar has weakened the companies' ability to compete internationally. Low prices and excess plant capacity have pushed profits and stock prices down. These problems are probably cyclical, and the industry can expect stronger performance in the future. That's part of the reason Weyerhaeuser has concluded that now would be a good time to buy other companies - Willamette would be the latest in a string of acquisitions. But Oregonians have reason to hope that Willamette Industries retains its identity and independence.

********************************************************************************

This article was published in the Eugene Register Guard on December 24, 2000. The publisher has not consented to the posting of this article on the Company's intranet.

Willamette is a good citizen

Editorial from The Ruston Daily Reader
December 3, 2000

Nobody likes to lose a good friend. That's the case with rumors of an impending buyout of Willamette Industries Inc. and its impact on the employees and their friends and neighbors who live in this area.

To date, much of the news about the buyout by Weyerhaeuser is just speculation on the part of financial analysts who are, in essence, trying to second guess what each company, and their respective stockholders, will do. The facts show that for almost two years Weyerhaeuser has pursued the company, but their advances have been rebuffed. Now, with Weyerhaeuser approaching shareholders directly in a hostile takeover bid, the buyout may actually become a reality.

When companies are bought out, typically jobs are lost and employees are moved. Some have said the Ruston office, which headquarters the Willamette Southern Region, will be a casualty in that transition. While Weyerhaeuser officials have said they could save money with this transaction, nothing's been said about how that would be accomplished. With no buyout official, and no indication of any end to the wrangling in sight, only time will tell what casualties there will be.

If however, the Ruston office is impacted, then that impact will be felt throughout our entire community. Obviously you can't lose that many jobs and not have a ripple effect through the area's economy. But let's not forget the other benefits Willamette has long offered our community.

They are a good community supporter, lending their name, money, equipment and other supplies to many area fund-raising and charitable activities. Their employees not only work and reside in our region, they also spend countless hours making this a better place. Think about how many Willamette employees over the years have lent their support to schools, sports, clubs and other community endeavors.

It's too early to tell what's really going to happen to Willamette Southern Regional Office and its employees. And among the speculation there's been quite a bit of talk about the economic impact. That is an issue that community leaders need to be considering now -- and also how best to position our community to any new companies.

We hope nothing happens to change Willamette's status in our community.

********************************************************************************

This article was published in The Ruston Daily Leader on December 3, 2000. The publisher has consented to the posting of this article on the Company's intranet.

The Oregonian, 1/10/01
Weyerhaeuser is gamble

  If Weyerhaeuser's takeover of Williamette Industries succeeds, it will be a sad day for Oregon's environment.

  A few years ago, I flew over the Weyerhaeuser-owned Calapooia watershed in a small plane. I saw mile after mile of barren clear-cut hills and valleys.
I also flew over the Ames Creek and the Snow Peak watersheds, both Williamette areas. There, I saw a patchwork of cut and uncut trees, indicative of more realistic and forward-looking forest management.

  I believe that Weyerhaeuser has been a major contributor to the present forest crisis. Perhaps the company has changed its ways, but I'd rather not bet the future on it.

                                                                   MITCH SCHEELE
                                                                          Albany

********************************************************************************

This article was written by Mitch Scheele and published in The Oregonian on January 10, 2001. The publisher has not consented to the posting of this article on the Company's intranet.

Statesman Journal
Opinion            FRIDAY, JANUARY 5, 2001
------------------------------------------
This week's winners and losers

LOSER: If Weyerhaeuser can't buy its way into Willamette Industries, it will try to infiltrate the timber company's board. Weyerhaeuser has nominated its own slate of four directors to the Willamette board in case Willamette shareholders don't accept a buyout offer for their shares.

********************************************************************************

This article was published in the Statesman Journal on January 5, 2001. The publisher has not consented to the posting of this article on the Company's intranet.

The Seattle Times-January 22, 2001

--------------------------------------------------------------------------------


Timber giants at loggerheads over buyout

by Robert T. Nelson
   ----------------
Seattle Times business reporter


Four years ago, when Steven Rogel decided to leave Willamette Industries to become chairman, president and chief executive officer at Weyerhaeuser, he compared himself to the Maytag repairman. He told colleagues they ran the Portland forest-products company so efficiently, they didn't need him.

He said he was leaving for the challenge. On his way out the door, he said his goal was to bring the two companies together and make them "one big family."

"I chuckled and shrugged," recalled Mick Onustock, vice president for pulp and paper sales at Willamette Industries and one of Rogel's golfing buddies and best friends.

Nobody at Willamette is chuckling anymore. A year after he shocked colleagues by going to the much-hated Weyerhaeuser, Rogel was back, quietly making offers to purchase his old company - a merger that would boost Weyerhaeuser's goal of becoming the leading forest-products company in the world.

The courting began in 1998 when Weyerhaeuser offered $37, then $43, a share. When those were ignored, Rogel and Weyerhaeuser's board in November raised the offer to $48 a share, a $7.1 billion proposal that included $5.4 billion in cash and assumption of Willamette's $1.7 billion in debt.

When Willamette's board dismissed that overture, Weyerhaeuser went public and the takeover attempt turned hostile. One industry analyst now likens the relationship to a romantic suitor whose overtures have been spurned.

"We have made it pretty clear, we don't want their affection," says Duane McDougall, Willamette's president and CEO.

Weyerhaeuser has kept up the pursuit because Willamette is the jewel among forest-products companies. Its mills, timber holdings and employees are considered Mercedes quality in an industry mostly made up of Chevrolets.

Nobody knows that better than Rogel, who spent 25 years at Willamette and is the only CEO to leave there before death or retirement.

Weyerhaeusesr has grown under Rogel through key acquisitions, such as Canadian wood-products company MacMillan Bloedel. What prompted Rogel to try to buy Willamette was, well, just about everything. While he was still at Willamette, Rogel commissioned an internal study of a potential merger that concluded the two companies' product lines were a near-perfect fit.

A merger would propel Weyerhaeuser to No. 1 or No. 2 in the world in key product areas, including the production of particleboard and medium-density fiberboard used in corrugated boxes and building materials.

Willamette's forests are near Weyerhaeuser's mills, and vice versa.
Finally, Willamette has a lean, efficient management structure traditionally not found at Weyerhaeuser. Mill managers are empowered to make decisions.

So legendary are Willamette workers that when two of them visited a Weyerhaeuser site last week, they were asked why they walked around the puddles and not on them.

"We don't walk on water," responded the Willamette worker. "We just walk through fire."

Analysts say Rogel has made strides in breaking down Weyerhaeuser's bureaucracy and running the company more like Willamette.

Given all he knows about the two companies, Rogel calls them "a compelling fit."

"We're in a consolidating industry. No question about that. We are going to make a great company out of them. Our intention is to be the premier forest-products company in the country," he said Friday.

But first he must overcome hardened opposition from the employees and directors who own Willamette stock.

About a third of the stock is held by them and historic investors such as the Clark family trust, which has 8.1 million shares, about 7 percent of the holdings. The Portland-based trust is refusing to sell. Within the company, many took Rogel's departure, and subsequent buyout offers, personally.

"Steve may harbor the idea Willamette wants to join Weyerhaeuser," says Onustock. "But as I talk to my employees, I haven't found one who wants to work for the company.

"When we view Weyerhaeuser, we see it as a large water buffalo. Management by consensus. Masses of people. Committee meetings. We chuckle at their culture. They have a large team of lawyers. We don't have a single lawyer working for us. We empower our people to make decisions."

Cathy Dunn, Willamette's spokeswoman, asks: "How can this man, who knows us better than anyone else in the universe, offer us $48?"

Puny as Dunn thought it was, the offer was compelling enough to persuade investors holding 48 percent of Willamette's stock to support selling to Weyerhaeuser at that price, according to a Weyerhaeuser filing with the Securities and Exchange Commission earlier this month.

Steven Chercover, a financial analyst at the D.A. Davidson brokerage in Portland, ventures that virtually all those shareholders are among the group holding the other two-thirds of the company's stock - those who didn't pour their hearts and souls into building the company.

"They aren't family. They aren't there for pride or because they built it. It's very mercenary. They want their money," he said.

Chercover is one of several analysts who call the proposed merger a perfect fit for Weyerhaeuser. He thinks Weyerhaeuser could have off as much as $53 a share and still recovered its money through higher sales and efficiencies. Willamette's stock closed last week at $47.06, compared with a 52-week low of $25.50 in September.

Willamette's board, meanwhile, has moved to protect jobs by approving measures that would require Weyerhaeuser to pay increased severance should it buy the company and cut jobs.

Chercover says those added costs have cut the maximum price per share Weyerhaeuser can pay for Willamette to $50. He guesses there is a one-in-three-chance Weyerhaeuser will go that high.

"We believe Weyerhaeuser did have money in its back pocket, and we still think they might raise their bid, marginally," he said. But Willamette has tacked on costs by adding golden parachutes for executives and management-retention incentive plans that reduce what Weyerhaeuser can pay, he said.

It is fairly clear Weyerhaeuser would cut some jobs should it take over the company.

Willamette officials think it's highly unlikely the company would retain the corporate office in Portland. The two companies have several regional offices that overlap, and both operate brown-paper mills justs 40 miles apart in Oregon. Weyerhaeuser's isn't operating at full capacity.

Willamette executives also are concerned that Weyerhaeuser last year sold off its particleboard operation in Oregon. Particleboard and medium-density fiberboard make up about 10 percent of Willamette's annual sales.

Weyerhaeuser officials counter they don't take over poorly run companies that need overhauls; don't have a reputation for closing mills they buy; and sold the particleboard operation to a company willing to invest in improvements.

Willamette workers wonder: If Weyerhaeuser isn't going to trim the work force, why is it so concerned about sev packages raising the cost of the proposed deal?

An acquisition must clear a series of hurdles and seems a long way off.

Weyerhaeuser has set a Feb. 1 deadline for its latest offer, with Willamette's board still unyielding.

Weyerhaeuser has sent proxy statements to Willamette shareholders seeking support in electing a slate of Weyerhaeuser candidates to Willamette's board. But election of the 12-member board is staggered over three years, so it would take Weyerhaeuser at least two years to gain control of the company through a board takeover.

Willamette also can use the company's shareholder-protection plan and Oregon law controlling out-of-state purchases to shield it from a hostile buyout.

Still, says Rogel, "We're quite confident that we will acquire this company. We have gone to their shareholders and are very pleased with the initial results. We're just continuing to knock on their door. One of these days they're going to open it. The sooner that happens, the better for all."

They can knock all they want, and even bring flowers. McDougall said. Willamette's not interested.

"We have every intention of fighting this pretty diligently," he said. "We have two very, very different cultures. Even when people want to merge, it's difficult. I have to worry how successful it would be. Time will tell, but he (Rogel) is not creating a very warm and fuzzy atmosphere here."

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This article was written by Robert T. Nelson and published in The Seattle Times on January 22, 2001. The publisher has consented to the posting of this article on the Company's intranet.